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                                    EXHIBIT 4
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                               LOCK-UP AGREEMENT


FleetBoston Robertson Stephens Inc.
Donaldson, Lufkin & Jenrette Securities Corporation
Bear, Stearns & Co. Inc.
William Blair & Company, L.L.C.
dljdirect
     As Representatives of the Several Underwriters
c/o FleetBoston Robertson Stephens Inc.
555 California Street, Suite 2600
San Francisco, California 94104

RE: divine interVentures, inc. (the "Company")

     The undersigned is an owner of record or beneficially of certain shares of Common Stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out a public offering of Common Stock (the "Offering") for which you will act as the representatives (the "Representatives") of the underwriters. The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company by, among other things, raising additional capital for its operations. The undersigned acknowledges that you and the other underwriters are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

     In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not offer to sell contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, "Securities") now owned or hereafter acquired directly by such person or with respect to which such person has or hereafter acquires the power of disposition, otherwise than (i) with respect to sales or purchases of Common Stock acquired on the open market, (ii) transfers of Common Stock to family members, family partnerships or any other family-qualified entity or trust, provided the donee or donees thereof agree in writing to be bound by the terms of this restriction, or (iii) with the prior written consent of FleetBoston Robertson Stephens Inc. The foregoing restrictions will terminate after the close of trading of the Common Stock on the 180th day of (and including) the day the Common Stock commenced trading on the Nasdaq National Market (the "Lock-Up Period"). The foregoing restriction has been expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition
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of Securities during the Lock-Up Period, even if such Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that included, relates to or derives any significant part of its value from Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of shares of Common Stock or Securities held by the undersigned except in compliance with the foregoing restrictions.

     This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.


                                             Dated:       July 11, 2000
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                                        ROBINWOOD INVESTMENT COMPANY, L.P.

                                          By:  ROBINWOOD MANAGEMENT COMPANY, LLC
                                               its General Partner


                                          By:  /s/ ANDREW J. FILIPOWSKI
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                                              President



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                                                 Printed Name of Person Signing
                            (and indicate capacity of person signing if signing
                              as custodian, trustee, or on behalf of an entity)